Exhibit 97

CELCUITY INC.

Policy for the Recoupment of Erroneously Awarded Compensation

Description

Celcuity Inc., a Delaware corporation (the “Company”), has adopted this Policy for the Recoupment of Erroneously Awarded Compensation (the “Policy”), pursuant to the requirements of Nasdaq Listing Rule 5608 and Securities Exchange Act Rule 10D-1. The Policy sets forth the circumstances under which the Company will recoup certain incentive compensation paid to the Executive Officers of the Company in connection with certain financial restatements.

Each Executive Officer is required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A, pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy in exchange for adequate and reasonable consideration; provided, however, that any failure by an Executive Officer to return a signed Acknowledgement Form does not affect the validity or enforceability of this Policy.

Definitions

(A)	“Clawback Period” means the three completed fiscal years immediately preceding the earlier of (i) the date the Company’s board of directors concludes, or reasonably should have concluded, that a Covered Accounting Restatement is required to be prepared or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Covered Accounting Restatement, in either case regardless of if or when such Covered Accounting Restatement is filed (such date, the “Clawback Trigger Date”), and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(B)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(C)	“Covered Accounting Restatement” means an accounting restatement prepared due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial restatements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected only in the current period or left uncorrected in the current period (i.e., a “little r” restatement). For the avoidance of doubt, a Covered Accounting Restatement will not include changes to the Company’s financial statements that do not represent error corrections under accounting standards applicable to the Company at the time of the accounting restatement, including as a result of a (i) retrospective application of a change in accounting principle, (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization, (iii) retrospective reclassification due to a discontinued operation, (iv) retrospective application of a change in reporting entity, and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

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(D)	“Covered Incentive-Based Compensation” means any Incentive-Based Compensation (i) received by a current or former Executive Officer after beginning service as an Executive Officer, provided that the current or former Executive Officer served as an Executive Officer at any time during the performance period applicable to such Incentive-Based Compensation, (ii) received on or after October 2, 2023 (the “Effective Date”), and (iii) received while the Company had a listed class of securities on a national securities exchange. For purposes of this Policy, Incentive-Based Compensation is deemed to be “received” in the fiscal year in which the financial reporting measure included in the Incentive-Based Compensation award is attained or satisfied, regardless of whether the payment or grant occurs before or after such fiscal year, and regardless of whether the Incentive-Based Compensation continues to be subject to a service-based vesting condition.

(E)	“Executive Officer” has the meaning assigned to it in Nasdaq Listing Rule 5608(d).

(F)	“Financial Reporting Measure” means (i) any measure determined in accordance with accounting principles used in the Company’s financial statements, whether presented in or outside of the Company’s financial statements and whether or not included in a filing with the Securities and Exchange Commission, (ii) any measures derived wholly or in part from such measures (including non-GAAP measures), and (iii) other performance measures affected by accounting-related information, including stock price, total shareholder return and relative total shareholder return.

(G)	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of any Financial Reporting Measure, which may include awards granted under the Company’s annual incentive plan as well as performance-based restricted stock units, and which may include Incentive-Based Compensation contributed to a plan, other than a tax-qualified retirement plan. For the avoidance of doubt, Incentive-Based Compensation shall not include equity awards that vest solely based on continued service and were not granted based on the attainment of any Financial Reporting Measure or any bonus compensation based on discretionary or subjective goals or goals that are not based on any Financial Reporting Measure.

(H)	“Sarbanes-Oxley Act Section 304” means Section 304 of the Sarbanes-Oxley Act of 2002.

General Rules

In the event the Company determines it is required to prepare a Covered Accounting Restatement, the Committee shall review any Covered Incentive-Based Compensation received by a current or former Executive Officer of the Company during the Clawback Period. In the event the Committee determines that the amount of any such Covered Incentive-Based Compensation that was received during the Clawback Period exceeds the amount that otherwise would have been received had it been determined based on the restated results (the “Erroneously Awarded Compensation”), the amount of such Erroneously Awarded Compensation shall be recouped on a pre-tax basis.

Recoupment under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to the Covered Accounting Restatement.

For purposes of this section, Incentive-Based Compensation is deemed to be “received” in the fiscal year in which the financial reporting measure included in the Incentive-Based Compensation award is attained or satisfied, regardless of whether the payment or grant occurs before or after such fiscal year.

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Calculation of Erroneously Awarded Compensation

In the event any applicable Covered Incentive-Based Compensation has been granted in the form of equity or equity-based awards, and such awards remain outstanding as of the Clawback Trigger Date, the Erroneously Awarded Compensation shall be calculated as the number of shares received in excess of the number that should have been received (or the corresponding value of such shares). In the event that any applicable Covered Incentive-Based Compensation is in a nonqualified deferred compensation plan, the Company shall calculate the amount contributed to the notional account based on the Erroneously Awarded Compensation and any earnings accrued to-date on that notional amount, and that sum shall be considered “Erroneously Awarded Compensation” with respect to that plan.

For the avoidance of doubt, in the event Covered Incentive-Based Compensation is attained only partially based on the achievement of financial reporting measures, only the portion of such compensation based on or derived from the financial reporting measures shall be subject to recoupment.

In the event the Erroneously Awarded Compensation is not able to be calculated directly from information in an accounting restatement (e.g., equity awards subject to total shareholder return (“TSR”) or stock price measures), in order to determine the amount of such Erroneously Awarded Compensation that shall be subject to recoupment, the Committee shall use a reasonable estimate of the effect of the Covered Accounting Restatement on the TSR or stock price upon which the Covered Incentive-Based Compensation was received (in which case the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to The Nasdaq Stock Market).

Method for Recoupment

The Committee shall, in its discretion, determine the appropriate means for recoupment of any Erroneously Awarded Compensation, including but not limited to the cancellation of outstanding and future annual or long-term incentive compensation or requiring repayment by the applicable Executive Officer, provided that the recoupment occurs reasonably promptly. For the avoidance of doubt, the Committee may, subject to compliance with applicable law, affect recoupment under this Policy from any amount otherwise payable to the applicable Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by such Executive Officer. The Committee may consider all applicable facts and circumstances in determining the appropriate means for recoupment, including pursuing an appropriate balance of cost and speed.

Recoupment shall be required in all circumstances unless the Committee determines that it would be impracticable and that one of the conditions set forth in in accordance with Nasdaq Listing Rule 5608(b)(1)(iv).

Non-Exclusive; Conflicts

This Policy is in addition to any and all other rights the Company may have to pursue remedies against an employee or former employee in connection with an accounting restatement or for misconduct or similar behavior in the course of employment by the Company, all of which are expressly retained by the Company. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, including termination of employment and institution of legal proceedings, as well as rights of repayment, forfeiture, offset or recoupment that may be available to the Company pursuant to any other forfeiture policy or similar provisions in any employment agreement, equity award agreement or similar agreement, or any other legal remedies available to the Company. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from an Executive.

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The Company’s rights under this Policy are in addition to the reimbursement provisions of Sarbanes-Oxley Act Section 304; provided, that any amounts paid pursuant to Sarbanes-Oxley Act Section 304 will be considered in determining any amounts recovered under this Policy.

The Company will not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recoupment of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

The provisions of this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Indemnification Prohibition

The Company is not permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, recovered or recouped pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. The Company is also prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss. To the extent of a conflict with any agreement with an Executive Officer that purports to provide indemnification rights to the Executive Officer that conflict with the foregoing, this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by applicable Securities and Exchange Commission filings.

Amendment or Termination

The Committee may amend or terminate this Policy from time to time in its discretion, including as required to comply with any applicable law or regulation. Any such amendment will be binding on employees who continue in the employment after the effective date of such amendment.

Administration

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under applicable rules and regulations and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code. All determinations and decisions made by the Committee hereunder shall be final, conclusive and binding on all persons.

Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

This Policy is intended to comply with the requirements set forth in Nasdaq Listing Rule 5608 (as such rule may be amended) and shall be construed and interpreted in accordance with such intent.

Successors

This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the Securities and Exchange Commission or Nasdaq, their beneficiaries, heirs, executors, administrators, and other legal representatives.

Governing Law; Venue

The validity, enforceability, construction and interpretation of this Policy shall be governed by and construed exclusively in accordance with the laws of the State of Minnesota, without regard to the conflicts of laws principles of any jurisdictions.

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Exhibit A

Acknowledgement Form

CELCUITY INC.

Policy for the Recoupment of Erroneously Awarded Compensation

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Celcuity Inc. Policy for the Recoupment of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees, in exchange for receipt of adequate and reasonable consideration, that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner consistent with, the Policy and the Committee’s determinations thereunder.

Signature

Printed Name

Date